UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) – April 22, 2011

LOCKHEED MARTIN CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	1-11437	52-1893632
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6801 Rockledge Drive, Bethesda, Maryland		20817
(Address of principal executive offices)		(Zip Code)

(301) 897-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Compensatory Arrangements of Certain Officers.

Following the filing of the Company’s 2011 proxy statement, we have had a number of conversations with stockholders and other constituencies concerning Lockheed Martin’s executive compensation program and the extent to which our Chief Executive Officer’s compensation is linked to performance. The Management Development and Compensation Committee (“Committee”) of the Board of Directors has reviewed carefully the input of stockholders. Although we believe there is a strong link between pay and performance, the Committee, with our CEO’s concurrence, has authorized the amendment of the 287,132 stock options granted to our CEO in January 2011. Under the amendment,

1.	50% of the options granted in 2011 will be forfeited if Lockheed Martin does not generate $4 billion in cash from operations in 2011 (disregarding our discretionary contributions to our pension plans that exceed the contributions forecasted in our long range plan for the year and any tax payments or benefits associated with divestitures in computing cash from operations); and

2.	50% of the options granted in 2011 will be forfeited if Lockheed Martin’s return on invested capital (“ROIC”) for 2011 is not at least 15%. ROIC equals net earnings plus after-tax interest expense divided by average invested capital (stockholders’ equity plus debt), after adjusting stockholders’ equity by adding back adjustments related to post retirement benefit plans.

Any options not forfeited by December 31, 2011 due to a failure to meet one of the performance metrics listed will remain subject to a three-year graded vesting schedule with one-third of the non-forfeited options vesting on each of January 31, 2012, January 31, 2013, and January 31, 2014. All other terms of the 2011 stock option award agreement will remain unchanged.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOCKHEED MARTIN CORPORATION

/s/ Marian S. Block
Marian S. Block
Vice President and Associate General Counsel

April 22, 2011